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                                                                     Exhibit 5.0

                               ___________, 1998



Board of Directors
Massachusetts Fincorp, Inc.
1442 Dorchester Avenue
Boston, Massachusetts 02122


          Re: The issuance of up to 1,073,407 shares of Massachusetts Fincorp, Inc. Common Stock

Lady and Gentlemen:

     You have requested our opinion concerning certain matters of Delaware law in connection with the conversion of The Massachusetts Co-operative Bank (the "Bank"), a Massachusetts co-operative bank, from the mutual to the stock form of ownership (the "Conversion"), and the related subscription offering, direct community offering and syndicated community offering (the "Offerings") by Massachusetts Fincorp, Inc., (the "Company"), a Delaware corporation and the proposed holding company for the Bank, of up to 888,950 shares of its common stock, par value $.01 per share ("Common Stock") (1,022,930 shares if the estimated valuation range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings) and the issuance of 44,448 shares to Massachusetts Co-operative Charitable Foundation, (the "Foundation") a privately-owned charitable foundation formed by the Company, (51,147 shares if the estimated valuation range is increased up to 15% to reflect changes in market and financial conditions following commencement of the Offerings).

     We understand that the Company will contribute funds to a wholly-owned subsidiary of the Company (the "Subsidiary") which Subsidiary will loan to the trust for the Bank's Employee Stock Ownership Plan (the "ESOP") the funds the ESOP trust will use to purchase shares of Common Stock for which the ESOP trust subscribes pursuant to the Offerings and for purposes of rendering the opinion set forth in paragraph 2 below, we assume that: (a) the Board of Directors of the Company (the "Board") has duly authorized the capital contribution to the Subsidiary for purposes of making a loan to the ESOP trust (the "Loan"); (b) the Board of Directors of the Subsidiary has duly authorized the Loan to the ESOP trust; (c) the ESOP serves
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Board of Directors
Massachusetts Fincorp, Inc.
____________, 1998
Page 2


a valid corporate purpose for the Company; (d) the Loan will be made at an interest rate and on other terms that are fair to the Subsidiary; (e) the terms of the Loan will be set forth in customary and appropriate documents including, without limitation, a promissory note representing the indebtedness of the ESOP trust to the Subsidiary as a result of the Loan; and (f) the closing for the Loan and for the sale of Common Stock to the ESOP trust will be held after the closing for the sale of the other shares of Common Stock sold in the Offerings and the receipt by the Company of the proceeds thereof and the contribution by the Company to the Subsidiary of the funds sufficient to make the Loan.

     In connection with your request for our opinion, you have provided to us and we have reviewed the Company's certificate of incorporation filed with the Delaware Secretary of State on July 10, 1998 (the "Certificate of Incorporation"); the Company's Bylaws; the Company's Registration Statement on Form SB-2, as initially filed with the Securities and Exchange Commission on July __, 1998 and as amended on September __, 1998 (the "Registration Statement"); a consent of the sole incorporator of the Company; the plan of Conversion; the gift instrument whereby shares will be granted to the Foundation; the ESOP trust agreement and the ESOP Loan agreement; resolutions of the Board concerning the organization of the Company, the Offerings and designation of a pricing committee of the Board (the "Pricing Committee"), and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Delaware Secretary of State certifying the Company's good standing as a Delaware corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

     In rendering this opinion, we have relied upon the opinion of Morris, Nichols, Arsht & Tunnell as to matters of Delaware law upon which opinion we believe we are justified in relying. We have examined the opinion of Morris, Nichols, Arsht & Tunnell which opinion is in form satisfactory to us.

     Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Delaware.

     2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common Stock to be sold in the Offerings, the Common Stock to be issued in the Offerings (including the shares to be issued to the ESOP trust) and the shares to be granted to a charitable foundation to be established by the Company in connection with the Conversion will be duly authorized and, when such shares are sold and paid for or granted (in the case of the
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Board of Directors
Massachusetts Fincorp, Inc.
____________, 1998
Page 3


Foundation) in accordance with the terms set forth in the prospectus which is included in the Registration Statement and such resolution of the Pricing Committee or, in the case of the Foundation, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

     The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:

     1. (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Subsection
               C.7 of Article EIGHTH empowering the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

          (b) Article NINTH, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

      We assume no obligation to advise you of any events that occur subsequent to the date of this opinion. This opinion is being furnished to you solely in response to the requirements contained in the Form SB-2 to be filed with the Securities and Exchange Commission for your benefit and may not be relied upon by any other person or for any other purpose and it should not be quoted in whole or in part or otherwise referred to or furnished to any other person or entity without the prior written consent of this firm.

                                    Very truly yours,



                                    MULDOON, MURPHY & FAUCETTE